Exhibit 10.7

STANDARD MICROSYSTEMS CORPORATION
RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the ____ day of ________, _____ (the "Grant Date"), between Standard Microsystems Corporation (the “Company”), and __________ (the "Grantee").

WHEREAS, the Company has adopted the Standard Microsystems Corporation 2009 Long Term Incentive Plan (the "Plan") and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined to make a grant of Restricted Stock Units to the Grantee, subject to the terms, conditions and limitations provided herein and in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.
The Plan.  This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference).  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall govern.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

2.
Grant of Restricted Stock Units.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants the Grantee _________ Restricted Stock Units as of the Grant Date.

3.	Vesting. Subject to Section 3 below, the Restricted Stock Units shall vest as follows (each date, a Vesting Date with respect to the applicable tranche of Restricted Stock Units):

DATE	PERCENT VESTED	NUMBER VESTED

4.	Settlement. Settlement of vested Restricted Stock Units shall be made in shares of common stock of the Company within 30 days following the applicable Vesting Date.

5.
Withholding.  The Company shall have a right to withhold from any payment of Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to income arising from payment of the Award.  The Company shall have the right to require the payment of any Taxes before issuing any Stock pursuant to the Award.

6.
Effect of Termination of Employment or Services.  In case of termination of the   Grantee’s employment, directorship or consultancy prior to the final Vesting Date, outstanding Restricted Stock Units shall be treated in accordance with Section 10 of the Plan.

7.
Modification of Agreement.  Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

8.
Severability.  Should any provision of this Agreement be held by a court of  competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

9.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principle.

10.
Entire Agreement.  This Agreement and the Plan reflects the agreement of the parties hereto with respect to the subject matter hereof, and supercedes any prior agreement, arrangement or understanding between the parties.

11.
Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Stock Units shall be final and conclusive.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

STANDARD MICROSYSTEMS CORPORATION

By:
Name:
Title:

GRANTEE:

Name:

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